The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the Market-Linked Securities product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated March 28, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016

and Product Supplement dated March 28, 2018)

UBS AG $• Index-Linked Notes
Linked to the NYSE® Zebra Edge™ Index due on or about April 6, 2020

Investment Description

UBS AG Index-Linked Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the NYSE® Zebra Edge™ Index (the “underlying asset”). At maturity, UBS will pay you a cash payment equal to the principal amount plus an additional payment, if any, based on any positive performance of the underlying asset from the trade date to the final valuation date (the “underlying return”) multiplied by the upside gearing. If the underlying return is zero or negative, UBS will repay you the principal amount at maturity. Repayment of principal applies only if the Notes are held to maturity. Investing in the Notes involves risks. The Notes do not pay interest. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑	Enhanced Exposure to Positive Underlying Return: At maturity, the Securities provide exposure to any positive underlying return multiplied by the upside gearing.
❑	Repayment of Principal: If you hold the Notes to maturity, you will receive your entire principal amount, subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	March 28, 2018
Settlement Date**	April 5, 2018
Final Valuation Date	March 30, 2020
Maturity Date	April 6, 2020
*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on or about the 6th business day following the trade date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in 6 business days (T+6), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are riskier than conventional debt instruments. The issuer will not make interest payments. You should not purchase the Notes if you do not understand or are not comfortable with the risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 in the Market-Linked Securities product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes. The final terms for the Notes will be set on the trade date. The Notes are offered at a minimum investment of $1,000, or 100 Notes at $10 per Note, and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Initial Level	Upside Gearing	CUSIP	ISIN
NYSE® Zebra Edge™ Index	ZEDGENY	•	1.12	90280Y826	US90280Y8268

The estimated initial value of the Notes as of the trade date is expected to be between $9.475 and $9.775. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the Market-Linked Securities product supplement relating to the Notes, dated March 28, 2018, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the Market-Linked Securities product supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the NYSE® Zebra Edge™ Index	$•	$10.00	$•	$0.00	$•	$10.00
UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Market-Linked Securities product supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated March 28, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118000545/ub36815252-424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Index-Linked Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Market-Linked Securities product supplement” mean the UBS product supplement, dated March 28, 2018 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the underlying asset and the risks inherent in an investment in the Notes.
♦	You can tolerate the possibility of receiving no return on your investment in excess of your principal amount at maturity.
♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks included in the underlying asset.
♦	You believe that the level of the underlying asset will appreciate over the term of the Notes.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity and the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the underlying asset and the risks inherent in an investment in the Notes.
♦	You require return on your investment in excess of your principal amount at maturity.
♦	You seek current income from your investment or prefer to receive any dividends paid on the stocks included in the underlying asset.
♦	You believe that the level of the underlying asset will decline during the term of the Notes.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity or the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the Market-Linked Securities product supplement for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Note (subject to a minimum investment of 100 Notes)
Term	Approximately 24 months. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Asset	NYSE® Zebra Edge™ Index
Upside Gearing	1.12
Payment at Maturity (per Note)	If the underlying return is positive, UBS will pay you an amount in cash equal to:
$10 × [1 + (Underlying Return × Upside Gearing)]
If the underlying return is zero or negative, UBS will pay you an amount in cash equal to: Principal Amount of $10
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Initial Level(1)	The closing level of the underlying asset on the trade date.
Final Level(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation”, as described in the Market-Linked Securities product supplement.

Investment Timeline

Trade Date	The initial level is observed and the final terms of the Notes are set.
¯
Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Note equal to:

$10 × [1 + (Underlying Return × Upside Gearing)]

If the underlying return is zero or negative, UBS will pay you an amount in cash per Note equal to:

Principal Amount of $10

Investing in the Notes involves risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

2

Key Risks

An investment in the Notes involves risks. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Market-Linked Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

General Risks Relating to the Notes:

♦	You will receive a return on your investment in excess of the principal amount per Note at maturity only if the underlying return is positive — If the underlying return is zero or negative, you will receive only the principal amount per Note at maturity. You will receive a return on your investment in excess of the principal amount per Note only if the underlying return is positive. Even if your payment at maturity exceeds your principal amount, the overall return you earn on your Notes may be less than a hypothetical direct investment in the underlying asset, the Equity and Treasury Futures Portfolio, the Equity Excess Return Index, the Subindex, the Large Cap Index, the U.S. Treasury Futures Response Strategy, the Treasury Futures Indices (the Equity and Treasury Futures Portfolio, the Equity Excess Return Index, the Subindex, the Large Cap Index, the U.S. Treasury Futures Response Strategy and the Treasury Futures Indices collectively, the “components”) or any of the securities or instruments underlying the underlying asset or any of the components (the “underlying constituents”).
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	The stated payout from the issuer applies only at maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying asset is equal to or greater than the initial level.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of any underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset, any expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. Any underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

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♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements —For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of any underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset and its underlying constituents; any dividends paid on the underlying equity constituents; yields on the underlying treasury futures, 3-month LIBOR, the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of any underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any issuer of any stocks included in the underlying asset or any component (such stocks, the “underlying equity constituents” and each such issuer, an “underlying constituent issuer”), which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the terms of the Notes on the trade date and the final level on the final valuation date, if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Notes, including the upside gearing, and such terms include any underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

4

♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay a total underwriting compensation in an amount equal to any underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Securities” herein and “Material U.S. Federal Income Tax Consequences” in the Market-Linked Securities product supplement.

Risks Relating to Embedded Fees and LIBOR:

♦	The rebalance fee will have a negative effect on the return potential of the Notes — The calculation of the level of the underlying asset includes a rebalance fee that reduces the overall return of the U.S. Treasury Response Strategy, and therefore the Equity and Treasury Futures Portfolio and the underlying asset. The rebalance fee is applied on any trading day the U.S. Treasury Futures Response Strategy (i) allocates between the NYSE U.S. 10 Year Futures Index and the NYSE U.S. 5 Year Futures Index and/or (ii) increases or decreases the weight allocated to the U.S. Treasury futures. Therefore, if the U.S. Treasury Response Strategy return is positive, but the increase in the level of the strategy is insufficient to offset the effect of the rebalance fee, the U.S. Treasury Response Strategy return will have a negative impact on the level of the underlying asset and your return on the Notes.
♦	The 3-month USD LIBOR rate will have a negative effect on the return potential of the Notes — Your Notes are linked to the underlying asset, which has exposure to the Equity Excess Return Index, an excess return index which reflects the return of the Subindex net of the 3-month USD LIBOR rate. If this rate is positive, the 3-month USD LIBOR will offset in whole or in part any increases in the levels of the Subindex, and it will have a negative impact on the level of the underlying asset. As a result, any return on the underlying asset — and thus on your Notes — may be reduced or eliminated, which will have the effect of reducing the payment at maturity in respect of your Notes.
♦	The historical levels of 3-month USD LIBOR are not an indication of the future levels of 3-month USD LIBOR — In the past, 3-month USD LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of 3-month USD LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in 3-month USD LIBOR is not an indication that 3-month USD LIBOR is more or less likely to increase or decrease at any time, and you should not take the historical levels of 3-month USD LIBOR as an indication of its future performance.
♦	Reform of LIBOR may adversely affect the value of Notes — LIBOR is the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted.
Investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the ICE Benchmark Administration (“IBA”) in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission (“CFTC”) and/or the UK Financial Conduct Authority (“FCA”) (to which certain responsibilities of the UK Financial Services Authority (“FSA”) have passed) in order to resolve the investigations. In addition, in September 2012, the U.K. government published the results of its review of LIBOR, commonly referred to as the “Wheatley Review”. The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the British Bankers’ Association to the ICE Benchmark Administration (“IBA”), changes to the method of compilation of lending rates, new regulatory oversight and enforcement mechanisms for rate-setting and the corroboration of LIBOR, as far as possible, by transactional data. Based on the Wheatley Review, on March 25, 2013, final rules for the regulation and supervision of LIBOR by the FCA were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) the IBA, which is an independent LIBOR administrator, monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, in response to the Wheatley Review recommendations, the IBA has been appointed as the independent LIBOR administrator.

5

On July 27, 2017, the Chief Executive of the FCA announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the UK or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates during the term of Notes linked to LIBOR, any trading market for Notes linked to LIBOR and their value.
It is not possible to predict the further effect of the FCA Rules, any changes in the methods pursuant to which LIBOR rates are determined or any other reforms to LIBOR that may be enacted in the U.K., the European Union (the “EU”) and elsewhere, each of which may adversely affect LIBOR-based securities, including the Notes. In addition, any changes announced by the FCA, the IBA, the European Commission, or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which LIBOR rates are determined may result in a sudden or prolonged increase or decrease in LIBOR rates, which would affect the amount of any payments on and the market value of LIBOR-based securities. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations and other proposed reforms will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities.
At an international level, efforts to reform of “benchmarks” include (i) International Organization of Securities Commissions’ Principles for Financial Market Benchmarks (July 2013), (ii) European Securities and Markets Authority-European Banking Authority’s Principles for the benchmark-setting process (June 2013), and (iii) the European Commission’s regulation on indices used as “benchmarks” in certain financial instruments and financial contracts, or to measure the performance of investment funds (June 2016) (the “Benchmark Regulation”).
The Benchmark Regulation applies to the use of “benchmarks” in the EU, and would, among other things, (i) require benchmark administrators to be authorized (or, if non-EU-based, to be qualified for use) and to comply with extensive requirements in relation to the administration of “benchmarks” and (ii) ban the use of “benchmarks” of unauthorized administrators. The full impact of the Benchmark Regulation is presently unclear. However, it could potentially have a material impact on any securities based on or linked to a “benchmark” index, including the Notes.
More broadly, the FCA Rules, the Benchmark Regulation, and any of the other international, national, or other proposals for reform or general increased regulatory scrutiny of “benchmarks” could have a material adverse effect on the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or participate in certain “benchmarks,” trigger changes in the rules or methodologies used in the determination of certain “benchmarks,” or may even lead to the disappearance of certain “benchmarks.” The disappearance of, or uncertainty relating to the continued existence of, a “benchmark” or changes in the manner of determination of or administration of a “benchmark” may adversely affect the trading market for, return on, or value of “benchmark”-based securities, including the Notes.
Any of the above changes or any other consequential changes to LIBOR as a result of U.K., EU, or other international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark,” including the Notes.

Risks Relating to Index-Linked Notes:

♦	You have no beneficial interest in the underlying asset, the securities or instruments underlying the underlying asset or its underlying components — Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset, the underlying components, or the underlying constituents. You will not have any ownership interest or rights in the underlying asset, its underlying components or the underlying constituents by virtue of your investment in the Notes.
♦	Changes affecting the underlying asset could have an adverse effect on the value of the Notes — The policies of the sponsors of the underlying asset, the Equity Excess Return Index, the Subindex, the Large Cap Index and the Treasury Futures Indices with respect to the calculation of and adjustments to the applicable index may adversely affect the level of the underlying asset. Each index sponsor may discontinue or suspend calculation or dissemination of such index. Any such actions could have an adverse effect on the value of the Notes.
♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset or any underlying component. The index sponsors are not involved in the Notes offering in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset, any underlying component or any underlying constituent may adversely affect the performance and, therefore, the market value and the amount payable at maturity of the Notes.

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Risks Relating to the Underlying Asset:

♦	The underlying asset was recently launched and has limited operating history— The underlying asset was launched in October 2016 and therefore has limited historical performance. As a result limited actual historical underlying asset performance information is available for you to consider in making an independent investigation of the underlying asset, which may make it difficult for you to make an informed decision with respect to the Notes.
♦	The strategy tracked by the underlying asset is not guaranteed to succeed — The strategy tracked by the underlying asset is not guaranteed to be successful. It is impossible to predict whether and the extent to which a given component or its underlying constituents will yield positive or negative results. As described below, the underlying asset allocates based on historical economic relationships which may not hold true in the future. The issuance of the Notes should not be construed as advice to invest in this or any similar strategy. You should seek your own advice as necessary to assess this investment.
♦	There can be no assurance that the investment views implicit in the Notes will be successful — The underlying asset is a rules-based asset allocation model that first selects large capitalization equity securities based on trading history such as turnover and volatility. It then shifts between allocations of underlying equity constituents, underlying treasury constituents and cash based on financial indicia. Specifically,
♦	The underlying equity constituents included in the Subindex are selected from the constituents of the Large Cap Index based on a ranking system that observes approximately two years of trading history and selects the equity constituents based on high turnover and low realized volatility.
♦	The relative allocation between the Equity and Treasury Futures Portfolio and the cash account components is based on the realized volatility of the Equity and Treasury Futures Portfolio.
♦	The relative allocation in the Equity and Treasury Futures Portfolio between the Excess Return Index (the Subindex return less 3-month LIBOR) and Treasury Response Strategy is based on realized volatility of the Excess Return Index.
♦	The weighting of the U.S. Treasury futures included in the Treasury Response Strategy is based on the historical performance of the 10, 5 and 2-Year U.S. Treasury Futures Indexes.
♦	The selection of the 10-Year or 5-Year U.S. Treasury Futures included in the Treasury Response Strategy between is based on the current yield of the 10-year Treasury Bond.
The underlying constituent selection and component allocation rules described above were chosen based on economic assumptions. It is impossible to predict the extent to which these assumptions will hold true in the future and whether they will produce positive underlying asset performance or positive returns on the Notes.
♦	The lower performance of one underlying component may offset increases in other underlying component positions — Your Notes are linked to the underlying asset which rebalances its exposure among the underlying components. Declines in the level of one underlying component position may offset increases in the levels of the other underlying component positions. As a result, any return on the underlying asset may be reduced or eliminated, which will have the effect of reducing the payment at maturity of your Notes.
♦	Underlying component weightings within the underlying asset are limited by minimum weights, maximum weights and volatility constraints — The underlying asset allocates exposure amongst the underlying components based on realized volatility, subject to minimum and maximum weights of underlying components and volatility constraints. These constraints, could lower your return versus an investment that was not limited as to the minimum and maximum weighting allotted to any underlying component or was not subject to a volatility threshold.
The underlying asset’s and the Equity and Treasury Futures Portfolio volatility targets may result in a significant portion of the underlying asset’s exposure being allocated to the cash account or the U.S. Treasury Futures Response Strategy. The volatility targets represent an intended trade-off, in which some potential upside is given up in exchange for attempting to limit downside exposure in volatile markets. However, because the Notes provide for the repayment of the principal amount at maturity, the incremental benefit to holders of the Notes from the underlying asset’s volatility targets may be limited. In other words, the Notes themselves limit exposure to decreases in the level of the underlying asset by providing for a Payment at Maturity that will be no less than the principal amount of the Notes. Due to this feature of the Notes, the underlying asset’s volatility targets, which attempts to reduce downside exposure to the underlying equity constituents, may not be as beneficial as it otherwise may be and the cost of the underlying asset’s volatility targets, which is reflected in part in the above referenced trade-off, may not be desirable to you.
Conversely, the underlying asset's allocation to the Equity and Treasury Futures Portfolio may result in 150% of the underlying asset's notional value being allocated to the Equity and Treasury Futures Portfolio. This would be expected in times of low realized volatility. As a result the underlying asset would be disproportionally affected by downward movement in the Equity and Treasury Futures Portfolio. Because times of low realized volatility would also cause the Equity and Treasury Futures Portfolio to allocate disproportionately to the Equity Excess Index, the sensitivity of the underlying asset to downward movements of the underlying equity constituents would be increased thereby reducing or eliminating any potential positive return on the notes.
♦	Future volatility may materially deviate from realized volatility -- As described under “Information About the Underlying Asset” herein, the underlying asset allocates exposure to Equity and Treasury Futures Portfolio and the Equity Excess Return Index based on their historical volatility. Volatility may be subject to large changes over short periods of time. To the extent that volatility rapidly changes, the underlying asset’s exposure to a particular underlying component may be greater than or less than optimum under current

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volatility. Therefore the volatility targeting mechanism may result in increased exposure to underlying components with lower or negative returns or decreased exposure to underlying components with positive or greater returns compared to other allocations.
♦	Future interest rates may materially deviate from historical interest rates-- As described under “Information About the Underlying Asset” herein, the underlying asset determines the duration and weighting of the U.S. Treasury futures included in the Treasury Response Strategy based on current and historical interest rates. Interest rates may be subject to large changes over short periods of time. To the extent that interest rates rapidly change, the underlying asset’s exposure to a particular underlying component may be greater than or less than optimum under current interest rates. Therefore the interest targeting mechanism may result in increased exposure to underlying components with lower or negative returns or decreased exposure to underlying components with positive or greater returns compared to other allocations.

Risks Relating to Equity Indices:

♦	Equity risk —The return on the Notes is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying equity constituents which are U.S. large-capitalization stocks, and will depend on whether, and the extent to which, the underlying return is positive or negative. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying equity constituents, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

Risks Relating to Treasury Futures Indices:

♦	Changes in U.S. Treasury rates may affect the level of the underlying asset and the return on your Notes — Because the value of the underlying asset is linked, in part, to the Treasury Futures Indices which track the value of U.S. Treasury futures contracts, changes in U.S. Treasury rates may affect the level of the underlying asset and the amount payable on the Notes at maturity.
♦	The Treasury Futures Indices may be affected by changes in the perceived creditworthiness of the United States — The price of U.S. Treasury futures contracts are significantly influenced by the creditworthiness of the United States. Any perceived decline in the creditworthiness of United States, as a result of a credit rating downgrade or otherwise, may cause the yield on the relevant underlying bonds to increase and the prices of such underlying bonds to fall, perhaps significantly, and may cause increased volatility in local or global credit markets. Any such decline over the term of the notes would adversely impact the prices of the futures contract included in the Treasury Futures Indices and, accordingly, the level of the underlying asset and any payments on, and the value of, the Notes.
♦	The Treasury Futures Indices are subject to significant risks associated with futures contracts — The Treasury Futures Indices track the returns of futures contracts. The price of a futures contract depends not only on the price of the asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile and could adversely affect the level of the Treasury Futures Indices and, accordingly, the level of the underlying asset and any payments on, and the value of, the Notes.
♦	Negative roll returns associated with futures contracts may adversely affect the performance of the Treasury Futures Indices and the value of the Notes — The Treasury Futures Indices notionally invests in U.S. Treasury futures contracts. As the contract that underlies the applicable Treasury Futures Index at any given time nears expiration, it is replaced by a contract that has a later expiration. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in more distant delivery months than in nearer delivery months, the purchase of the later expiring contract would take place at a price that is higher than the price of the sooner expiring contract, thereby creating a negative “roll return,” which could adversely affect the level of the applicable Treasury Futures Index and, accordingly, the level of the underlying asset and any payments on, and the value of, the Notes. In addition, interest rates have been historically low for an extended period and, if interest rates revert to their historic means, the adverse effect of negative roll returns will increase.
♦	Suspension or disruptions of market trading in futures contracts may adversely affect the value of your Notes — Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the Treasury Futures Indices and, accordingly, the level of the underlying asset and any payments on, and the value of, the Notes.
♦	The Notes are not regulated by the Commodity Futures Trading Commission — Unlike an investment in the Notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (“CFTC”) as a “commodity pool operator.” Because the Notes are not interests in a commodity pool, the Notes will not be regulated by the CFTC as interests in a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Notes do not constitute investments by you or UBS on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a

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“futures commission merchant.” UBS is not registered with the CFTC as a “futures commission merchant” and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.

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Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples and table below illustrate the Payment at Maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 24 months

Initial Level:	250.00

Upside Gearing:	1.1

Range of Underlying Return:	-100% to 20%

Example 1: The Underlying Return is 5%.

Because the underlying return is positive, the payment at maturity per Note will be calculated as follows:

$10 × [1 + (Underlying Return × Upside Gearing)]

= $10 × [1 + (.05 × 1.1)

= $10.55 per Note (a 5.5% total return).

Example 2: The Underlying Return is 0%.

Because the underlying return is 0%, the payment at maturity per Note will be equal to the principal amount, $10.

Example 3: The Underlying Return is -60%.

Because the underlying return is negative, the payment at maturity per Note will be equal to the principal amount, $10.

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return(1)	Payment at Maturity	Note Total Return at Maturity
300.00	20.00%	$12.20	22.00%
287.50	15.00%	$11.65	16.50%
275.00	10.00%	$11.10	11.00%
262.50	5.00%	$10.55	5.50%
257.50	3.00%	$10.33	3.30%
255.00	2.00%	$10.22	2.20%
252.50	1.00%	$10.11	1.10%
250.00	0.00%	$10.00	0.00%
225.00	-10.00%	$10.00	0.00%
200.00	-20.00%	$10.00	0.00%
175.00	-30.00%	$10.00	0.00%
150.00	-40.00%	$10.00	0.00%
125.00	-50.00%	$10.00	0.00%
100.00	-60.00%	$10.00	0.00%
75.00	-70.00%	$10.00	0.00%
50.00	-80.00%	$10.00	0.00%
25.00	-90.00%	$10.00	0.00%
0.00	-100.00%	$10.00	0.00%
(1)	The underlying return excludes any cash dividend payments.

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Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated by reference.

Included on the following pages is a brief description of the underlying asset and additional information regarding the underlying asset is attached hereto as Annex A. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying asset. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

NYSE® Zebra Edge™ Index

The NYSE® Zebra Edge™ Index (the “Zebra Edge™ Index,” ticker “ZEDGENY”) is an excess return index that targets a 5% annualized volatility by effecting a two-stage allocation:

An allocation between:

•	the Equity and Treasury Futures Portfolio (as described below); and

•	a non-interest bearing U.S. Dollar cash account.

Another allocation between the two components of the Equity and Treasury Futures Portfolio:

•	the NYSE Zebra U.S. Equity Excess Return (ER) Index (the “Equity Excess Return Index”); and

•	the U.S. Treasury Futures Response Strategy which provides exposure to either the NYSE U.S. 5 Year Treasury Futures Index or the NYSE U.S. 10 Year Treasury Futures Index in a variable weight.

Summary of the Equity and Treasury Futures Portfolio, Equity Excess Return Index and the U.S. Treasury Futures Response Strategy

The Equity and Treasury Futures Portfolio refers to a hypothetical U.S. Dollar portfolio tracking a strategy that allocates between the Equity Excess Return Index and the U.S. Treasury Futures Response Strategy. The strategy is designed to risk control the Equity Excess Return Index by targeting a realized volatility of approximately 5% for the Equity and Treasury Futures Portfolio, all as further described in Annex A hereto under “Determination of Equity and Treasury Futures Portfolio Level.”

•         The Equity Excess Return Index reflects the return of the NYSE® Zebra Edge™ U.S. Equity Index Gross Total Return (the “Subindex,” ticker “NYZUSTR”) net of the 3-month LIBOR rate and is designed to measure the performance of the Subindex over the cost of financing it at the three-month LIBOR rate.

•         The Subindex, in turn, is an equal-U.S. dollar weighted index designed to objectively identify and select stocks from the index constituents of the The NYSE® U.S. Large Cap Equal Weight Index Gross Total Return (the “Large Cap Index”, ticker “NYLGCAPT”) having a particular market segment that have the potential for greater capital appreciation based upon turnover and volatility.

•         The Large Cap Index, in turn, is an an equal-U.S. dollar weighted index that measures the performance of 500 large capitalization common stocks of companies listed on major U.S. exchanges on a total return basis.

•         The U.S. Treasury Futures Response Strategy allocates a dynamic percentage weight ranging from 0% to 100% to the NYSE U.S. 10 Year Futures Index based on a trend calculation of the NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index, and the NYSE U.S. 10 Year Futures Index (collectively, the “Treasury Futures Indices”). To mitigate duration risk, the strategy will track the NYSE U.S. 5 Year Futures Index when the yield on the U.S. 10 Year Government Bond is below 2%.

•         The NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index and the NYSE U.S. 10 Year Futures Index in turn measure the performance of a continuous rolling long position in a U.S. Treasury futures contract having a remaining time to expiration approximating the 2, 5 and 10-year duration, respectively.

The Equity and Treasury Futures Portfolio, Equity Excess Return Index and the U.S. Treasury Futures Response Strategy are each further described in Annex A hereto under “Determination of Equity and Treasury Futures Portfolio Level” and “Determination of U.S. Treasury Futures Response Strategy Level.”

The allocations above are designed to risk control the Zebra Edge™ Index and the Equity and Treasury Futures Portfolio by targeting a realized volatility of 5% for each index.

This goal is achieved by:

•   decreasing the weighting of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index and the Equity Excess Return Index in the Equity and Treasury Futures Portfolio (and increasing the weighting of the USD cash account or the Treasury Futures Indices) as their respective realized volatilities increase above 6%; and

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•         increasing the weighting of the Equity and Treasury Futures Portfolio Equity in the Zebra Edge™ Index and the Excess Return Index in the Equity and Treasury Futures Portfolio (and decreasing the weighting of the U.S. Dollar cash account or the Treasury Futures indices) as their respective realized volatilities decrease below 4%.

Realized volatility is a measurement of the degree of movement in the price or value of an asset observed over a specified period all as discussed further in Annex A hereto under “Realized volatility influences the weight of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index.”

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low levels for the NYSE® Zebra Edge™ Index, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the NYSE® Zebra Edge™ Index on March 27, 2018 was 273.30. The actual initial level will be the closing level of the NYSE® Zebra Edge™ Index on the trade date. Past performance of the NYSE® Zebra Edge™ Index is not indicative of the future performance of NYSE® Zebra Edge™ Index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2016	12/31/2016	241.73	237.15	239.42
1/1/2017	3/31/2017	252.44	239.76	250.03
4/1/2017	6/30/2017	260.22	248.18	256.47
7/1/2017	9/30/2017	263.03	254.94	263.03
10/1/2017	12/31/2017	279.17	264.05	277.26
1/1/2018	3/27/2018*	287.27	272.73	273.30
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

The graph below illustrates the performance of the NYSE® Zebra Edge™ Index from October 1, 2016 through March 27, 2018, based on information from Bloomberg. Past performance of the NYSE® Zebra Edge™ Index is not indicative of the future performance of the NYSE® Zebra Edge™ Index.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Tax Consequences” in the Market-Linked Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possible with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

The discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes will be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

The adjusted issue price at the beginning of each accrual period is generally equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder the projected amount of any contingent payment contained in the projected payment schedule (as described below) previously made on the CPDI.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. U.S. holders may obtain the comparable yield projected payment schedule for the Notes by contacting UBS at 1-877-387-2275. A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment;” such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment.” Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing contingent coupon obligations, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the public offering price should consult their tax advisor regarding these adjustments.

Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, your Notes should be treated in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the components or underlying constituents.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may

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include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be), that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(h) of the Code regarding “portfolio interest,” Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(h). A 30% withholding tax is not imposed under Sections 871 and 881 of the Code if interest payments on the Notes qualify as “portfolio interest” that constitutes certain contingent interest as described in Section 871(h)(4)(C) relating to contingent interest based on the value or yield of actively traded property. Although not free from doubt, payments on the Notes that relate to the underlying asset should constitute portfolio interest that is not subject to this 30% withholding tax as long as the applicable non-U.S. Holder meets the certification and identification requirements described above.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, the underlying equity constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset, the underlying equity constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset, the underlying equity constituents or the Notes should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

As mentioned above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders are urged to consult your tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

14

Market Disruption Events; Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation

Market Disruption Events — The following section replaces in full the “General Terms of the Securities—Market Disruption Events” in the Market-Linked Securities product supplement.

The calculation agent will determine the closing level of the underlying asset on the final valuation date for the Notes. If the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing with respect to the underlying asset, the Subindex, Large Cap Index or any Treasury Futures Index, as applicable, the final valuation date of the Notes may be postponed. If such a postponement occurs, the calculation agent will determine the closing level for the underlying asset on the first trading day on which no market disruption event occurs or is continuing with respect to all such underlyers. In no event, however, will the final valuation date be postponed by more than eight trading days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day for any underlyer, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will estimate the closing level (and thereafter the corresponding initial level, final level and/or any other relevant term, as applicable) for the related underlyer based on (x) the prices of the affected underlying equity constituents or underlying constituents that are U.S. Treasury futures contracts, as applicable, that would have prevailed in the absence of the market disruption event and (y) a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the related underlying indices.

If the calculation agent postpones the final valuation date, the corresponding payment date will be postponed to maintain the same number of business days between the postponed final valuation date for which a final level is determined and the payment date as existed prior to the postponement of the final valuation date. If the trade date is postponed, the calculation agent may adjust the final valuation date, including the maturity date, to ensure that the stated term of that offering of the Notes remains the same.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone the final valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the initial level, final level or closing level of the underlying asset on such date.

Because the underlying asset incorporates strategies relating to the Subindex, Large Cap Index, the Treasury Futures Indices (and ultimately prices based on the underlying equity constituents and U.S. Treasury futures contracts) a market disruption event for the Subindex, the Large Cap Index, a Treasury Futures Index or the underlying constituents will also be a market disruption event for the underlying asset which means the final valuation date will be postponed until no market disruption event with respect to any of those assets occurs or is continuing.

A market disruption event for a particular offering of the Notes will not necessarily be a market disruption event for any other offering of the Notes.

Any of the following with the respect to the underlying asset, the Subindex, Large Cap Index or a Treasury Futures Index will be a market disruption event, in each case as determined by the calculation agent:

♦	a suspension, absence or material limitation of trading in a material number of underlying equity constituents included in the Subindex or Large Cap Index, for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such underlying equity constituents;
♦	a suspension, absence or material limitation of trading in option or futures contracts relating to a material number of underlying equity constituents included in the Subindex or Large Cap Index in the primary market or markets for those contracts;
♦	any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of underlying equity constituents included in the Subindex or Large Cap Index or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to a material number of underlying equity constituents included in the Subindex or Large Cap Index in the primary market or markets for those options or contracts;
♦	the underlying asset, the Subindex, the Large Cap Index, or a Treasury Futures Index is not published; or
♦	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” or (2) effect trading in a material number of underlying equity constituents or U.S. Treasury futures contracts generally.

For the avoidance of doubt, a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to underlying equity constituents in the primary market for those contracts by reason of any of:

♦	a price change exceeding limits set by that market,
♦	an imbalance of orders relating to those contracts, or
♦	a disparity in bid and ask quotes relating to those contracts,

will constitute a market disruption event relating to such underlying equity constituents.

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For this purpose, for any offering of the Notes, an “absence of trading” in those option or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

The following events will not be market disruption events with respect to any underlying equity constituent:

♦	a limitation on the hours or numbers of days of trading in an underlying equity constituent or options on that underlying equity constituent, as applicable, in the primary market for those instruments, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
♦	a decision to permanently discontinue trading in the option or futures contracts relating to an underlying equity constituent.

Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation — For purposes of the section “General Terms of the Securities— Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation” in the Market-Linked Securities product supplement, the term underlying index shall include each of the underlying asset, the Subindex, Large Cap Index and each Treasury Futures Index as applicable

16

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less any underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes at the issue price to the public indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding any underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

17

Annex A

Additional Information About the Underlying Asset

NYSE® Zebra Edge™ Index

Zebra Edge Index—General Overview

The NYSE® Zebra Edge™ Index (the “Zebra Edge™ Index,” ticker “ZEDGENY”) is an excess return index that targets a 5% annualized volatility by effecting a two-stage allocation:

An allocation between:

•	the Equity and Treasury Futures Portfolio (as described below); and

•	a non-interest bearing U.S. Dollar cash account.

Another allocation is between the two components of the Equity and Treasury Futures Portfolio:

•	the NYSE Zebra U.S. Equity Excess Return (ER) Index (the “Equity Excess Return Index”); and

•	the U.S. Treasury Futures Response Strategy which provides exposure to either the NYSE U.S. 5 Year Treasury Futures Index or the NYSE U.S. 10 Year Treasury Futures Index in a variable weight.

Summary of the Equity and Treasury Futures Portfolio, Equity Excess Return Index and the U.S. Treasury Futures Response Strategy

The Equity and Treasury Futures Portfolio refers to a hypothetical U.S. Dollar portfolio tracking a strategy that allocates between the Equity Excess Return Index and the U.S. Treasury Futures Response Strategy. The strategy is designed to risk control the Equity Excess Return Index by targeting a realized volatility of approximately 5% for the Equity and Treasury Futures Portfolio, all as further described under “Determination of Equity and Treasury Futures Portfolio Level.”

•	The Equity Excess Return Index reflects the return of the NYSE® Zebra Edge™ U.S. Equity Index Gross Total Return (the “Subindex,” ticker “NYZUSTR”) net of the 3-month LIBOR rate and is designed to measure the performance of the Subindex over the cost of financing it at the three-month LIBOR rate.

•	The Subindex, in turn, is an equal-U.S. dollar weighted index designed to objectively identify and select stocks from the index constituents of the The NYSE® U.S. Large Cap Equal Weight Index Gross Total Return (the “Large Cap Index”, ticker “NYLGCAPT”) having a particular market segment that have the potential for greater capital appreciation based upon turnover and volatility.

•	The Large Cap Index, in turn, is an an equal-U.S. dollar weighted index that measures the performance of 500 large capitalization common stocks of companies listed on major U.S. exchanges on a total return basis.

•	The U.S. Treasury Futures Response Strategy allocates a dynamic percentage weight ranging from 0% to 100% to the NYSE U.S. 10 Year Futures Index based on a trend calculation of the NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index, and the NYSE U.S. 10 Year Futures Index (collectively, the “Treasury Futures Indices”). To mitigate duration risk, the strategy will track the NYSE U.S. 5 Year Futures Index when the yield on the U.S. 10 Year Government Bond is below 2%.

•	The NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index and the NYSE U.S. 10 Year Futures Index in turn measure the performance of a continuous rolling long position in a U.S. Treasury futures contract having a remaining time to expiration approximating the 2, 5 and 10-year duration, respectively.

The Equity and Treasury Futures Portfolio, Equity Excess Return Index and the U.S. Treasury Futures Response Strategy are each further described under “Determination of Equity and Treasury Futures Portfolio Level” and “Determination of U.S. Treasury Futures Response Strategy Level.”

The allocations above are designed to risk control the Zebra Edge™ Index and the Equity and Treasury Futures Portfolio by targeting a realized volatility of 5% for each index.

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This goal is achieved by:

•	decreasing the weighting of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index and the Equity Excess Return Index in the Equity and Treasury Futures Portfolio (and increasing the weighting of the USD cash account or the Treasury Futures indices) as their respective realized volatilities increase above 6%; and

•	increasing the weighting of the Equity and Treasury Futures Portfolio Equity in the Zebra Edge™ Index and the Excess Return Index in the Equity and Treasury Futures Portfolio (and decreasing the weighting of the U.S. Dollar cash account or the Treasury Futures indices) as their respective realized volatilities decrease below 4%.

Realized volatility is a measurement of the degree of movement in the price or value of an asset observed over a specified period all as discussed below under “Realized volatility influences the weight of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index.”

Determination of Zebra Edge Index Level

One of the allocations of the Zebra Edge™ Index involves determination of the relative quantities of the Equity and Treasury Futures Portfolio and the non-interest bearing cash account. This allocation requires determination of:

•	the portion of the of Zebra Edge™ Index allocated to equity and U.S. Treasury risk in the form of the Equity and Treasury Futures Portfolio, which will require the computation of portfolio units and portfolio weight of the Equity and Treasury Futures Portfolio; and

•	the portion of the of Zebra Edge™ Index allocated to the non-interest bearing cash account which is intended to mitigate the equity and U.S. Treasury risk of the index and will require determination of the “cash units” included in the Zebra Edge™ Index.

The Zebra Edge™ Index Level was set to 100 on the base date which was July 6, 2000. The Index Administrator will determine the Zebra Edge™ Index Level according to the following methodology:

Where,

“ZEDGENYt” means the Zebra Edge™ Index Level on day t.

“t” means a trading day or time in that trading day, as applicable.

“ EqTFutPortt” means the Equity and Treasury Futures Portfolio Level on day t, as described under “Determination of Equity and Treasury Futures Portfolio Level.”

“PUt” means the number of portfolio units of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index on day t, as described under “Determination of the portion of the Zebra Edge™ Index that will be allocated to equity and U.S. Treasury risk—Portfolio Units.”

“Casht” means the level of a cash unit which is constant at 100, as described under “Determination of the portion of the Zebra Edge™ Index that will be allocated to cash.”

“CUt” means the number of cash units on day t, as described under “Determination of the portion of the Zebra Edge™ Index that will be allocated to cash.”

Determination of the portion of the Zebra Edge™ Index that will be allocated to equity and U.S. Treasury risk

Determining the portion of the of Zebra Edge™ Index allocated to equity and U.S. Treasury risk requires the computation of portfolio units and portfolio weight of the Equity and Treasury Futures Portfolio.

Portfolio Units: The number of portfolio units equals the portion of the Zebra Edge™ Index Level represented by the Equity and Treasury Futures Portfolio expressed in units of that portfolio. The number of portfolio units (and therefore the number of cash units) will be rebalanced when the realized volatility of the Equity and Treasury Futures Portfolio increases above 6% or decreases below 4%. This event is referred to as a “portfolio rebalance event” and is more fully described under “—

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Portfolio Rebalance Events.”

The number of portfolio units was set to 0.97 on the base date which was July 6, 2000. The Index Administrator will determine the number of portfolio units according to the following methodology:

Where,

“PUt” means the number of portfolio units of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index on day t.

“PWt” means the weighting of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index on day t, as described under “—Portfolio Weight.”

“Port_Signal_Rebalancet=TRUE” means the realized volatility of the Equity and Treasury Futures Portfolio is above 6% or below 4% on day t-1, as described under “—Portfolio Rebalance Events.”

Portfolio Weight: Portfolio weight refers to the weighting of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index. It is subject to a maximum of 150% and a minimum of 5% depending on the realized volatility of the Equity and Treasury Futures Portfolio.

Realized volatility influences the weight of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index.

The computation of portfolio weight is designed to decrease the weighting of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index and to increase the number of cash units as the equity and treasury futures portfolio realized volatility increases. Conversely, as the equity and treasury futures portfolio realized volatility decreases portfolio weight is designed to increase the weighting of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index and to decrease the number of cash units.

Realized volatility is a measurement of the degree of movement in the price or value of an asset observed over a specified period. Realized volatility is calculated by specifying a measurement period, determining the average value during such measurement period and then comparing each measured point during such measurement period to that average. The Zebra Edge™ Index utilizes realized volatility of the Equity and Treasury Futures Portfolio over a 90-trading day realized volatility look-back period for each rebalancing, which is calculated by the Index Administrator from daily closing levels over the prior 90-trading day period. For example, the Equity and Treasury Futures Portfolio will have a higher realized volatility if its daily price movement increases relative to its average level during the 90-trading day measurement period.

The portfolio weight was set to 100% on the base date which was July 6, 2000. The Index Administrator will determine the portfolio weight of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index according to the following methodology:

Where,

“PWt” means the weighting of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index on day t.

“Port_RVt-1” means the realized volatility of the Equity and Treasury Futures Portfolio for the 90-trading day measurement period preceding ended on day t-1, as described under “—Equity and Treasury Futures Portfolio Realized Volatility.”

Equity and Treasury Futures Portfolio Realized Volatility: The equity and treasury futures portfolio realized volatility measures the degree of movement in the level of the Equity and Treasury Futures Portfolio observed over the preceding 90-trading day measurement period. For purposes of computing the equity and treasury futures portfolio realized volatility, the

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more recent price movements are given considerably more weight relative to price movements that occurred earlier in the measurement period. The Index Administrator will determine the equity and treasury futures portfolio realized volatility according to the following formula:

Where,

“Port_RVt” means the equity and treasury futures portfolio realized volatility of the Equity and Treasury Futures Portfolio for the 90-trading day measurement period preceding day t.

Portfolio Rebalance Events: Upon the occurrence of a portfolio rebalance event, the number of portfolio units (and therefore the number of cash units) will be rebalanced. Portfolio rebalance events occur when the equity and treasury futures portfolio realized volatility exceeds the triggers set forth below. Portfolio rebalance events may occur on any trading day depending on whether:

•	The equity and treasury futures portfolio realized volatility, proportionately adjusted for its weight in Zebra Edge™ Index is below the floor of 4% or in excess of the cap of 6%. This adjusted realized volatility is referred to at the portfolio signal as described below under “—Portfolio Signal.”
•	The weight of the Equity and Treasury Futures Portfolio in the Zebra Edge™ Index exceeds its cap of 150%.

The Index Administrator will determine whether a portfolio rebalance event will occur according to the following methodology:

Where,

“Port_Signal_Rebalancet =TRUE” means a portfolio rebalance event has occurred on day t-1.

“Port_Signalt-1” means the realized volatility of the Equity and Treasury Futures Portfolio proportionately adjusted for its weight in the Zebra Edge™ Index on day t-1, as described under “—Portfolio Signal.”

“EPWt-1” means the effective portfolio weight of the Equity and Treasury Futures Portfolio in the in the Zebra Edge™ Index on day t-1, as described under “—Effective Portfolio Weight.”

Portfolio Signal: The Portfolio Signal represents the realized volatility of the Equity and Treasury Futures Portfolio proportionately adjusted for its weight in the Zebra Edge™ Index. The Index Administrator will determine it according to the following formula:

Where,

“Port_Signalt” means the value of the portfolio signal on day t.

Effective Portfolio Weight: The effective portfolio weight is the weight of the Equity and Treasury Futures Portfolio in the in the Zebra Edge™ Index. The Index Administrator will determine it as follows:

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Where,

“EPWt” means the effective portfolio weight of the Equity and Treasury Futures Portfolio on day t.

Determination of the portion of the Zebra Edge™ Index that will be allocated to cash

The non-interest bearing cash account portion of the Zebra Edge™ Index is intended to mitigate the equity and U.S. Treasury risk of the index. The number of “cash units” equals the portion of the Zebra Edge™ Index not represented by the Equity and Treasury Futures Portfolio. When the Portfolio Weight exceeds 100% the cash units will be negative. Cash units was set to 0 on the base date which was July 6, 2000. The Index Administrator will determine cash units according to the following methodology:

Where,

“CUt” means the number of cash units in the Zebra Edge™ Index on day t.

Determination of Equity and Treasury Futures Portfolio Level

The Equity and Treasury Futures Portfolio Level refers to the U.S. Dollar level of a strategy consisting of a portfolio that allocates between the NYSE Zebra U.S. Equity Excess Return (ER) Index (the “Equity Excess Return Index”) and the U.S. Treasury Futures Response Strategy (as described below under “Determination of U.S. Treasury Futures Response Strategy Level.” Those two components are collectively referred to as the “Equity and Treasury Futures Portfolio.” The strategy is designed to risk control the Excess Return Index by targeting a realized volatility of 5% for the Equity Excess Return Index.

Determination of the relative quantities of the Equity Excess Return Index and U.S. Treasury Futures Response Strategy included in the Equity and Treasury Futures Portfolio is one of the allocations of the Zebra Edge™ Index. This allocation requires determination of:

•	the portion of the portfolio allocated to equity risk (in the form of units of the Equity Excess Return Index); and

•	the portion of the of the portfolio allocated to the U.S. Treasury futures risk which is intended to mitigate the equity risk of the portfolio (in the form of units of the U.S. Treasury Futures Response Strategy).

The Equity and Treasury Futures Portfolio Level was set to 100 on the base date for the portfolio which was February 28, 2000. The Index Administrator will determine the Equity and Treasury Futures Portfolio Level according to the following methodology:

Where,

“EqTFutPortt” means the Equity and Treasury Futures Portfolio Level on day t.

“Underlying_Zebra_ERt” means the level of the Equity Excess Return Index at day t, as described under "Determination of the NYSE Zebra U.S. Equity Excess Return (ER) Index the Equity Excess Return Index Level.”

“EUt-1” means the number of equity units of the Equity Excess Return Index included in the Equity and Treasury Futures Portfolio at day t-1, as described under “Determination of the portion of the Equity and Treasury Futures Portfolio allocated to the Equity Excess Return Index—Equity Units.””

“US _Treasury_Fut_Responset” means the level of the U.S. Treasury Response Futures Strategy at day t, as described under “Determination of U.S. Treasury Futures Response Strategy Level.”

“TRUt-1” means the number of treasury response units included in the Equity and Treasury Futures Portfolio on day t-1, as described under “Determination of the portion of the Treasury Response Units allocated to the Equity and Treasury Futures Portfolio.”

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Determination of the NYSE Zebra U.S. Equity Excess Return (ER) Index and the Equity Excess Return Index Level

The Equity Excess Return Index Level refers to U.S. Dollar level of the excess return of the Subindex over the 3-month LIBOR rate. The Equity Excess Return Index is designed to measure the performance of the Subindex over the cost of financing it at the three-month LIBOR rate.

The Equity Excess Return Index was set to 100 on the base date for the index which was October 19, 1999. The Index Administrator will determine the Equity Excess Return Index Level according to the following methodology:

Where,

“Underlying_Zebra_ERt” means the level of the Equity Excess Return Index at day t.

“Underlying_Zebra_TRt” means the level of the Subindex at day t, as described under “The Subindex.”

“US0003M Index” means the ICE 3 Month LIBOR rate which is the ICE Benchmark Administration Fixing for U.S. Dollars.

“Actt-1,t” means the number of calendar days from day t-1 (excluded) to day t (included).

Determination of the portion of the Equity and Treasury Futures Portfolio allocated to the Equity Excess Return Index

Determining the portion of the Equity and Treasury Futures Portfolio allocated to equity risk requires the computation of equity units and equity weight of the Equity Excess Return Index.

Equity Units: The number of equity units equals the portion of the Equity and Treasury Futures Portfolio represented by the Equity Excess Return Index expressed in units of that index. The number of equity units will be rebalanced when the realized volatility of the Equity Excess Return Index increases above 6% or decreases below 4%. This event is referred to as an “equity rebalance event” and is more fully described under “—Equity Rebalance Events.”

•	The number of equity units was set to 1.18 on the base date which was February 28, 2000. The Index Administrator will determine the number of equity units according to the following methodology:

Where,

“EUt” means the number of equity units of the Equity Excess Return Index included in the Equity and Treasury Futures Portfolio at day t.

“EWt” means the weighting of the Equity Excess Return Index in the Equity and Treasury Futures Portfolio on day t, as described under “—Equity Weight.”

“Equity_Signal_Rebalancet=TRUE” means the realized volatility of the Equity Excess Return Index, proportionally adjusted by its weight in the Equity and Treasury Futures Portfolio is above 6% or below 4% on day t-1, as described under “—Equity Rebalance Event.”

Equity Weight: Equity weight refers to the weighting of the Equity Excess Return Index in the Equity and Treasury Futures Portfolio. It is subject to a maximum of 100% and a minimum of 5% depending on the realized volatility of the Equity Excess Return Index.

The Equity and Treasury Futures Portfolio utilizes realized volatility of the Equity Excess Return Index over a 90-trading day realized volatility look-back period for each potential daily rebalancing.

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EW equaled 100% at the base date for the Equity and Treasury Futures Portfolio which was February 28, 2000. The Index Administrator will determine the number of equity units according to the following methodology:

Where,

“EWt” means the weighting of the Equity Excess Return Index in the Equity and Treasury Futures Portfolio on day t, as described under “—Equity Weight.”

“Equity_RVt-1” means the equity excess return realized volatility of the Equity Excess Return Index for the 90-trading day measurement period ending on day t-1, as described under “—Equity Excess Return Realized Volatility.”

Equity Excess Return Realized Volatility: The equity excess return realized volatility measures the degree of movement in the level of the Equity Excess Return Index observed over the preceding 90-trading day measurement period. For purposes of computing the equity excess return realized volatility, more recent price movements are given considerably more weight relative to price movements that occurred earlier in the measurement period. The Index Administrator will determine the equity excess return realized volatility according to the following formula:

Where,

“Equity_RVt” means the equity excess return realized volatility of the Equity Excess Return Index for the 90-trading day measurement period preceding day t.

Equity Rebalance Events: Upon the occurrence of an equity rebalance event, the number of equity units (and therefore the number of units of the Treasury Response Strategy) will be rebalanced. Equity rebalance events occur when the equity excess return realized volatility exceeds the triggers set forth below. Portfolio rebalance events may occur on any trading day depending on whether:

•	The equity excess return realized volatility, proportionally adjusted by its weight in the Equity and Treasury Futures Portfolio is below the floor of 4% or in excess of the cap of 6%. This adjusted realized volatility is referred to as the “equity signal” as described below under “—Equity Signal”.
•	The weight of the Equity Excess Return Index in the Equity and Treasury Futures Portfolio exceeds its cap of 100%.

The Index Administrator will determine whether an equity rebalance event will occur according to the following methodology:

Where,

“Equity_Signal_Rebalancet=TRUE” means an equity rebalance event has occurred on day t-1.

“Equity_Signalt-1” means the equity excess return realized volatility adjusted for its weight in the Equity and Treasury Futures Portfolio on day t-1, as described under “—Equity Signal.”

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“EEWt-1” means the effective portfolio weight of the Equity Excess Return Index in the Equity and Treasury Futures Portfolio on day t-1, as described under “—Effective Equity Weight.”

Equity Signal: The Equity Signal represents the realized volatility of the Equity Excess Return Index adjusted for its weight in the Equity and Treasury Futures Portfolio. The Index Administrator will determine it according to the following formula:

Where,

“Equity_Signalt” means the value of the equity signal on day t.

Effective Equity Weight: The effective equity weight is the weight of the Equity Excess Return Index in the Equity and Treasury Futures Portfolio. The Index Administrator will determine it as follows:

Where,

“EEWt” means the effective equity weight of the Equity Excess Return Index in the Equity and Treasury Futures Portfolio on day t.

Determination of the portion of the Treasury Response Units allocated to the Equity and Treasury Futures Portfolio

The portion of the of Equity and Treasury Futures Portfolio allocated to U.S. Treasury futures risk is called the U.S. Treasury Futures Response Strategy and is described below under “Determination of U.S. Treasury Futures Response Strategy Level.” In general, U.S. Treasury Futures Response Strategy allocates a dynamic percentage weight to the NYSE U.S. 10 Year Futures Index or the NYSE U.S. 5 Year Futures Index based on a trend calculation of 2, 5, and 10-year U.S. Treasury futures indices. Determining the portion of the Equity and Treasury Futures Portfolio allocated to the U.S. Treasury Futures Response Strategy requires computation of the number of treasury response units for that strategy.

Treasury Futures Response Units:

The number of U.S. Treasury futures units equals the portion of the Equity and Treasury Futures Portfolio not represented by the Equity Excess Return Index expressed in units of U.S. Treasury Futures Response Strategy. The number of treasury response units (and therefore the number of equity units) will be rebalanced when described under “—Equity Rebalance Events.”

The number of treasury futures response units was set to 0 on the base date which was February 28, 2000. The Index Administrator will determine the number of equity units according to the following methodology:

Where,

“TRUt“ means the number of treasury futures response units included in the Equity and Treasury Futures Portfolio on day t.

“Equity_Signal_Rebalancet=TRUE” means the realized volatility of the Equity Excess Return Index, proportionally adjusted by its weight in the Equity and Treasury Futures Portfolio is above 6% or below 4% on day t-1, as described under “—Equity Rebalance Event

Determination of U.S. Treasury Futures Response Strategy Level

The U.S. Treasury Futures Response Strategy refers to the U.S. Dollar level of a strategy that:

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•	allocates a varying weight from 0% to 100% (in 33-1/3% increments) to U.S. Treasury futures risk depending on whether the performance of any of the NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index, or the NYSE U.S. 10 Year Futures Index was positive or negative in the last year; and
•	tracks the NYSE U.S. 10 Year Futures Index, but tracks the NYSE U.S. 5 Year Futures Index when the U.S. Generic Government 10 Year yield is below 2% (to mitigate duration risk).

The U.S. Treasury Futures Response Strategy Level was set to 100 on the base date for the U.S. Treasury Futures Response Strategy which was February 28, 2000. The Index Administrator will determine the U.S. Treasury Futures Response Strategy Level according to the following methodology:

Where,

“US_Treasury_Fut_Responset” means the U.S. Treasury Futures Response Strategy Level on day t.

“TFUt-1” means the number of units of the NYSE U.S. 10 Year Futures Index or NYSE U.S. 5 Year Futures Index included in the U.S. Treasury Futures Response Strategy at day t-1, as described under “—Treasury Futures Units.”

“DTRt” means the daily return on the NYSE U.S. 10 Year Futures Index or NYSE U.S. 5 Year Futures Index, as the case may be, included in the U.S. Treasury Futures Response Strategy for day t, as described under “—Daily Return.”

“RebalFeet“ means the rebalance fee charged to the U.S. Treasury Futures Response Strategy to the extent the strategy (i) allocates between the NYSE U.S. 10 Year Futures Index and the NYSE U.S. 5 Year Futures Index and/or (ii) increases or decreases the weight allocated to the U.S. Treasury futures on day t, as described under “Determination of the U.S. Treasury futures weight and futures duration for the U.S. Treasury Futures Response Strategy” and “—Rebalance Fee.”

Treasury Futures Units: The number of treasury futures units is the number of units of the NYSE U.S. 10 Year Futures Index or NYSE U.S. 5 Year Futures Index included in the U.S. Treasury Futures Response Strategy at any given time. This number of units varies depending treasury futures weight on that trading day as determined under “Determination of the U.S. Treasury futures weight and futures duration for the U.S. Treasury Futures Response Strategy” and whether the strategy is allocating to the 5-year or 10-year futures index.

The number of treasury futures units was set to 1.06 (allocated to the on the NYSE U.S. 10 Year Futures Index) on the base date which was February 28, 2000. The Index Administrator will determine the number of equity units according to the following methodology:

Where,

“TFUt” means the number of units of the NYSE U.S. 10 Year Futures Index or NYSE U.S. 5 Year Futures Index included in the U.S. Treasury Futures Response Strategy at day t.

“Treasury_Futures_Weightt-1” means the weight assigned to the U.S. Treasury futures exposure in the U.S. Treasury Futures Response Strategy on day t, as described under “Determination of the U.S. Treasury futures weight and futures duration for the U.S. Treasury Futures Response Strategy.”

“Treasury_Rebalancet=TRUE” means the U.S. Treasury Futures Response Strategy has either (i) reallocated between the NYSE U.S. 10 Year Futures Index and the NYSE U.S. 5 Year Futures Index and/or (ii) increased or decreased the weight allocated to the U.S. Treasury futures on day t-1, as described under “Determination of the U.S. Treasury futures weight and futures duration for the U.S. Treasury Futures Response Strategy.”

“Treasury_Selectiont-1 ” means as of day t-1, the U.S. Treasury Futures Response Strategy was allocated to the NYSE U.S. 10 Year Futures Index (in which case Treasury_Selectiont-1 = 10) or NYSE U.S. 5 Year Futures Index (in which case

Treasury_Selectiont-1 = 5) on day t, as described under “Determination of the U.S. Treasury futures weight and futures duration for the U.S. Treasury Futures Response Strategy.”

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“Underlying_NYSE5Yt” means the level of the NYSE U.S. 5 Year Treasury Futures Index on day t, as described under “The NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index and the NYSE U.S. 10 Year Futures Index (the “Treasury Futures Indices”)”.

“Underlying_NYSE10Yt” means the level of the NYSE U.S. 10 Year Treasury Futures Index on day t, as described under “The NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index and the NYSE U.S. 10 Year Futures Index (the “Treasury Futures Indices”)”.

Daily Return: Daily return means the daily return in U.S. Dollars of the NYSE U.S. 10 Year Futures Index or NYSE U.S. 5 Year Futures Index included in the U.S. Treasury Futures Response Strategy at any given time.

The Index Administrator will determine the daily return according to the following methodology:

Where,

“DTRt“ means the daily return of the NYSE U.S. 10 Year Futures Index or NYSE U.S. 5 Year Futures Index, as the case may be, included in the U.S. Treasury Futures Response Strategy for day t.

Rebalance Fee: The rebalance fee is a deemed fee that reduces the U.S. Treasury Futures Response Strategy Level. The rebalance fee is applied on any trading day the U.S. Treasury Futures Response Strategy (i) allocates between the NYSE U.S. 10 Year Futures Index and the NYSE U.S. 5 Year Futures Index and/or (ii) increases or decreases the weight allocated to the U.S. Treasury futures, each as described under “Determination of the U.S. Treasury futures weight and futures duration for the U.S. Treasury Futures Response Strategy.” The rebalancing fee equals:

•	2 basis points if the treasury futures weight changes due to the trend calculation of 2, 5, and 10-year U.S. Treasury indices.
•	4 basis points if the strategy reallocates between the NYSE U.S. 10 Year Futures Index and the NYSE U.S. 5 Year Futures Index (including when the treasury futures weight changes on that day as well).

The Index Administrator will determine the rebalance fee according to the following methodology:

Where,

“RebalFeet” means the rebalance fee charged to the U.S. Treasury Futures Response Strategy on day t.

Determination of the U.S. Treasury futures weight and futures duration for the U.S. Treasury Futures Response Strategy

Treasury Rebalance Events: Treasury rebalance events may occur on any trading day depending on whether:

•	The one-year performance of the NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index, or the NYSE U.S. 10 Year Futures Index changes from positive to negative (or vice versa) in which case the treasury futures weight in the U.S. Treasury Futures Response Strategy will change.
•	The yield on the U.S. Generic Government 10 Year Bond decreases below 2% or increases to 2% or more in which case the duration of the treasury futures contracts in the U.S. Treasury Futures Response Strategy will change.

The Index Administrator will determine whether a treasury rebalance event has occurred (i.e., it is “TRUE”) according to the following methodology:

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Where,

“Treasury_Rebalancet =TRUE” means a treasury rebalance event has occurred on day t-1.

Futures Duration: The return on the U.S. Treasury Futures Response Strategy is based on the daily return on the NYSE U.S. 10 Year Futures Index unless the U.S. Generic Government 10 Year yield decreases below 2% per annum in which case the daily performance of the NYSE U.S. 5 Year Futures Index is used.

The Index Administrator will determine to use the daily performance of the NYSE U.S. 10 Year Futures Index or the NYSE U.S. 5 Year Futures Index according to the following formula:

Where,

“Treasury_Selectiont” means as of day t, the U.S. Treasury Futures Response Strategy was allocated to the NYSE U.S. 10 Year Futures Index (in which case Treasury_Selectiont-1 = 10) or the NYSE U.S. 5 Year Futures Index (in which case Treasury_Selectiont-1 = 5).

“Underlying_USGG10YRi” means as of day t, the U.S. Treasury 10 Year Constant Maturity Yield, as published by the Board of Governors of the Federal Reserve Board on their website under “Selected Interest Rates Daily – H15.”

Treasury Weight: The treasury weight means the weight assigned to the U.S. Treasury futures exposure in the U.S. Treasury Futures Response Strategy. Treasury weight varies from 0% to 100% (in 33-1/3% increments) and is:

•	100% if the one-year performance of each of the NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index, and the NYSE U.S. 10 Year Futures Index is positive.

•	66-2/3% if the one-year performance of any two of those indices are positive.

•	33-2/3% if the one-year performance of one of those indices is positive.

•	0% if the one-year performance of none of those indices is positive.

The treasury weight was set to 100% on the base date for the U.S. Treasury Futures Response Strategy which was February 28, 2000. The Index Administrator will determine it as follows:

Where,

“Treasury_Futures_Weightt” means the treasury weight on day t.

“2Y_Scoret”, “5Y_Scoret” and “10Y_Scoret” refer to the performance of the NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index and the NYSE U.S. 10 Year Futures Index, respectively, measured in the preceding 252 trading days. The Index Administrator will determine each of those scores as follows:

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The Large Cap Index

General Overview

The NYSE® U.S. Large Cap Equal Weight Index Gross Total Return Index (the “Large Cap Index”, ticker “NYLGCAPT”) is an equal-U.S. dollar weighted index. The Large Cap Index measures the performance of 500 large capitalization common stocks of companies listed on the New York Stock Exchange, the NASDAQ Stock Market, the NYSE American or another major U.S. exchange on a total return basis with each index constituent equally weighted by U.S. dollars (each, a “Large Cap Index Constituent”). The Large Cap Index rebalances annually based on a universe of potential index constituents of large capitalization companies having a headquarters of the U.S. and having common stocks of listed on the New York Stock Exchange, the NASDAQ Stock Market, the NYSE American or another major U.S. exchange (each, an “Eligible Large Cap Index Constituent”).

The total return element of the Large Cap Index is calculated by incorporating the regular cash dividends paid on each Eligible Large Cap Index Constituent and reinvesting those dividends into the index at the open of the dividend ex-date.

ICE Data Indices, LLC is the index sponsor.

Rebalancing of the Large Cap Index

Annually on the third Friday of each December, the Large Cap Index rebalances from among the Eligible Large Cap Index Constituents. Eligible Large Cap Index Constituents will be ranked based on their total market capitalization (based on a free float determined by the Index Administrator) as of the Wednesday preceding the rebalance date. The Large Cap Index Constituents will be the 500 largest companies based on that ranking. Only one listing is permitted per constituent. If a constituent has multiple share classes, the most liquid class will be included in the index. The number of shares included in the Large Cap Index effective at the annual rebalancing is based upon its equal-dollar percentage weighting, which itself is based upon the number of companies which is 500. Each Large Cap Index Constituents will therefore receive a weighting of 0.20%.

Upon completion of the Large Cap Index Constituents selection process, the constituents and their corresponding index shares will be announced on the Wednesday preceding the rebalance date. The share quantity of each Large Cap Index Constituent is calculated by applying the percentage weighting of each constituent to the closing index market capitalization on that Wednesday, and dividing by the closing price of that constituent. The new index portfolio (constituents and corresponding shares) will become effective at the open on the trading day following the rebalance date. Any changes in market capitalization between the pre-rebalance and post-rebalance composition are accounted for via a divisor adjustment.

Determination of the level of the Large Cap Index on each trading day

The level of the Large Cap Index was set to 1000 on the Large Cap Index base date, December 30, 1994 and the Index Administrator commenced publishing the Large Cap Index on October 16, 2014.

On trading day, the level of the Large Cap Index is calculated by summing for each Large Cap Index Constituent:

the share quantity of that Large Cap Index Constituent computed as described under “—Rebalancing of the Large Cap Index” above, multiplied by the current price or closing level of each Large Cap Index Constituent; and

Dividing the above result by the index divisor for the Large Cap Index.

At any given time of computation, the level of the Large Cap Index is calculated using the following formula:

Where:

i       Large Cap Index Constituent i

t       time of calculation

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N 500

Qi,t share quantity of Large Cap Index Constituent i at time t

Ci,t current price or closing level of Large Cap Index Constituent i at time t

DIV current index divisor

The index divisor was initially established at the close of December 31, 2013 with a value of 6457.99 and is adjusted on the morning of each index constituent’s ex-date to take into account the reinvestment of the related dividend.

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The Subindex

General Overview

The NYSE® Zebra Edge™ U.S. Equity Index Gross Total Return (the “Subindex,” ticker “NYZUSTR”) is an equal-U.S. dollar weighted index. The Subindex is designed to objectively identify and select stocks from a particular market segment that have the potential for greater capital appreciation. The Subindex is compiled by selection of index constituents (each, a “Subindex Constituent”) using a screening methodology based upon turnover and volatility to the Large Cap Index Constituents of the Large Cap Index. The Subindex rebalances quarterly from the universe of Large Cap Index Constituents.

Rebalancing of the Subindex

Quarterly on the third to last trading day of each February, May, August and November, the Subindex rebalances from among the Large Cap Index Constituents of the Large Cap Index. The aim of the Subindex quarterly rebalance is to select and weight Subindex Constituents to identify and select stocks from a particular market segment that have a greater potential for capital appreciation. The Index Administrator reserves the right to, at any time, change the number of Subindex Constituents by adding or deleting one or more constituents, or replacing one or more constituents contained in the Subindex with one or more substitute constituents of its choice, if in the Index Administrator’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Subindex.

At each quarterly rebalance, the Large Cap Index Constituents of the Large Cap Index will be screened utilizing a proprietary methodology. The Index Administrator will execute the following:

•	The Large Cap Index Constituents are ranked by their adjusted turnover rate:

	o	The consolidated daily trading volumes for each of the Large Cap Index Constituents is calculated for the past 528 trading days;

	o	The daily volumes for each of the Large Cap Index Constituents having a primary listing on the NASDAQ Stock Market are divided by 1.58;

	o	No discounting factor is applied to Large Cap Index Constituents having a primary listing on New York Stock Exchange, the NASDAQ Stock Market, the NYSE American;

	o	The daily turnover rate is calculated by dividing the adjusted daily trading volumes calculated in the steps above by the shares outstanding for each Large Cap Index Constituent;

	o	The daily turnover rates for each Large Cap Index Constituent are weighted by the decay factors for each trading day indicated on Exhibit A and summing them for the past 528 trading days;

	o	The Large Cap Index Constituents are ranked by their weighted turnover, with the lowest rank of 1 being assigned to that stock with the lowest turnover number; and

	o	The 350 securities with the highest ranks are selected to pass onto the next round of screening.

•	The stocks within the current universe of securities after the turnover screening are then further filtered on the basis of their short-term and long-term volatilities

	o	The standard deviation of the trailing 66-trading day and 252-trading day daily total returns for each Large Cap Index Constituent is calculated;

	o	The 51st percentile of the trailing 66-trading day and 252-trading day standard deviations for all the Large Cap Index Constituents is calculated;

	o	Any Large Cap Index Constituent Securities having a higher standard deviation than the level of the 51st percentile of the initial base index universe calculated above are discarded;

•	The remaining securities will be the Subindex Constituents based upon their equal-dollar percentage weighting utilizing the closing level from the day of the rebalance announcement; and

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•	The share quantity of each Subindex Constituent is calculated by applying the percentage weighting of each constituent to the index market capitalization on the day of the rebalance announcement, and dividing by the closing level of that constituent.

Upon completion of the Subindex Constituents selection process, the constituents will be announced three trading days preceding the rebalance date.

Calculation of the Subindex level

The level of the Subindex was set to 100 on the Subindex base date, February 26, 1993 and the Index Administrator commenced publishing the Large Cap Index on February 17, 2016.

On each trading day, the Index Administrator will determine the Subindex level by summing for each Subindex Constituent:

the share quantity of that Subindex Constituent computed as described in the last bullet under “Rebalancing of the Subindex” above, multiplied by the current price or closing level of each Subindex Constituent; and

dividing the above result by the index divisor for the Subindex.

Where:

i                Subindex Constituent i

t                time of calculation

N              number of Subindex Constituents

Qi,t            share quantity of Subindex Constituent i at time t

Ci,t            current price or closing level of Subindex Constituent i at time t

DIV           current index divisor

The index divisor was initially established at the close of February 17, 2016 with a value of 969.0684 and is adjusted on the morning of each Subindex Constituent’s ex-date to take into account the reinvestment of the related dividend.

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The NYSE U.S. 2 Year Futures Index, NYSE U.S. 5 Year Futures Index and the NYSE U.S. 10 Year Futures Index (the “Treasury Futures Indices”)

General Overview

The NYSE U.S. 2 Year Futures Index (ticker “USTTWO”), NYSE U.S. 5 Year Futures Index (ticker “USTTFIV”) and the NYSE U.S. 10 Year Futures Index (ticker “USTTEN”) are one-security futures indices. They aim to replicate the returns of maintaining a continuous rolling long position in the Chicago Board of Trade 2-Year, 5-Year and 10-Year U.S. Treasury futures contracts, respectively.

Rebalancing of the Treasury Futures Indices

At any given time, each Treasury Futures Index consists of a single Chicago Board of Trade U.S. Treasury futures contract of the indicated duration that is either the contract closest to expiration (“near month futures contract") or the contract that is scheduled to expire immediately following the near month futures contract ("far month futures contract").

Each Treasury Futures Index is rebalanced on the last trading day of the month prior to the month in which the near month futures contract expires. The rebalance consists of the notional value of the near month futures contract being reinvested into the far month futures contract. The roll occurs at the settlement prices of both the futures contracts on the trading day preceding the rebalance date.

On each rebalancing date, the Index Administrator will rebalance the related Treasury Futures Index according to the following methodology:

Where,

“FMN” means the number of far month futures contracts included in the Treasury Futures Index on the day after the rebalancing date.

“NMN” means the number of near month futures contracts included in the Treasury Futures Index on the day prior to the rebalancing date.

“NMP” means the closing level of the near month futures contract on the trading day preceding the rebalance date.

“FMP” means the closing level of the for month futures contract on the trading day preceding the rebalance date.

Calculation of the level of the Treasury Futures Indices

The level of each Treasury Futures Index was set to 100.00 at the close of trading on February 26, 1999. The Index Administrator will determine the level of each Treasury Futures Index according to the following methodology:

Where,

“It” means the level of the Treasury Futures Index on day t.

“NMN” means the number of near month futures contracts included in the Treasury Futures Index on day t.

“NMP” means the current price or closing level of the near month futures contract on the trading day preceding the rebalance date.

“D” means the index divisor which is fixed at 1,000,000.

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Common Terms and Provisions

Calculation of the index levels; Price sources

Trading day: The indices are published on their respective “trading days.” For the Large Cap Index, the Subindex and the Zebra Edge™ Index (the “Equity Indices”), “trading day” means each day when the New York Stock Exchange, the NASDAQ Stock Market and the NYSE American U.S. Equity Markets are open for a full or partial day of trading. For the Treasury Futures Indices, “trading day” means each day the Chicago Board of Trade is open for trading in its regular session. The use of the terms “day” and “t” in the description of the indices are deemed to refer to trading days as appropriate.

Opening: The first index level is calculated and published around 9:30 AM New York time (or for the Treasury Futures Indices, around 8:00 AM New York time) each trading day. The calculation of that level utilizes the most updated prices available at that moment. In the case of index constituents that have a non-traded, halted or suspended status, or have not opened for the current day, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers) are used.

During the trading day: The levels of the indices are published every 15 seconds by the Index Administrator. Index levels incorporate the current price of each index constituent from within the regular trading session. For the Equity Indices, the regular trading session is normally from 9:30 AM New York time to 4:00 PM New York time during each trading day and for the Treasury Futures Indices, the regular trading session is normally from 8:00 AM New York time to 6:00 PM New York time during each trading day.

Closing: The closing level of each Equity Index is calculated and published by 6:00 PM New York time on each trading day. The closing level of each Treasury Futures Index is calculated and published by 4:00 PM New York time on each trading day.

Current price: The “current price” for any index constituent of an Equity Index is generally based on the reported consolidated tape for U.S. equity real time and closing prices. For any index constituent of a Treasury Futures Index, the current price is as reported by the Chicago Board of Trade.

Closing level: The “closing level” for any index constituent of an Equity Index is the last level disseminated on a trading day based on the official closing prices from the primary listing market for that constituent. For any index constituent of a Treasury Futures Index, the closing level is its respective settlement price as reported by the Chicago Board of Trade.

In the case of exceptional market conditions, the Index Administrator may use alternative prices as described under “Corrections as a result of exceptional market conditions” below.

Corrections as a result of exceptional market conditions

The Index Administrator may delay the publication of an index. The Index Administrator also retains the right to suspend the publication of the level of an index if it believes that circumstances prevent the proper calculation of that index.

An exchange or market-wide event may result in the normal closing auction not occurring or official closing or settlement prices not being available. In those situations, the Index Administrator will take guidance from the respective exchange(s) and address the issue on an event-by-event basis. In the case of the Equity Indices, exchange or market-wide events include, but are not limited to, the following:

•	Volatility halts
•	Limit up or limit down limits being exceeded
•	Circuit breaker limits being exceeded
•	Technological problems or failures
•	Natural disasters or other business continuity-related events

In the case of the Zebra Edge™ Index, exchange or market-wide events also include:

•	The Chicago Mercantile Exchange being closed for regular floor session; U.S. Treasury futures trading or a underlying futures contract included in the U.S. Treasury Futures Response Strategy being in a suspended or halted state which triggers a disruption event for the NYSE U.S. 5 Year Treasury Futures Index or NYSE 10 Year
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U.S. Treasury Futures Index. In the case of these events, the Zebra Edge™ Index will not undergo any risk control rebalances on these days.

•	The ICE Libor 3-month LIBOR rate is not published for more than one day.

In the case of the Treasury Futures Indices, exchange or market-wide events include, but are not limited to, the following:

•	The Chicago Board of Trade being closed for trading in U.S. Treasury futures.
•	The underlying index-futures contract being halted or suspended.

In the event that the trading in index constituent is suspended or halted, the last known price established during regular daytime trading on the primary exchange will be used. Depending on the particular situation, the Index Administrator may choose to value the index constituent at a price of $0 for purposes of index calculation and/or index corporate action. This would be applicable for certain extreme cases such as a company bankruptcy or severe distress.

If index constituent prices are cancelled the Index Administrator may, in its discretion, decide to recalculate the indices.

In the case of the Equity Indices, the Index Administrator uses commercially reasonable efforts to ensure the correctness and validity of data used in index calculations. If incorrect price or corporate action data affects index daily highs, lows, or closes, the Index Administrator will correct the level retroactively.

Index Administrator; Governance Committee

The complete Index Methodologies for the Large Cap Index, the Subindex, the Zebra Edge™ Index and the Treasury Futures Indices each of which may be amended from time to time, are available upon request by contacting ICENYSEIndices@theice.com or such other address provided for this purpose on nyse.com/zedgeny. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index.

ICE Data Indices, LLC (“IDI”) serves as the Index Sponsor and the Index Administrator for each of the indices. A governance committee appointed by the Index Administrator (the “governance committee”) is responsible for the development, design, issuance and operation of each index and is also responsible for decisions regarding the interpretation of the index methodology. The governance committee reviews all index methodology modifications and index constituent changes. All governance committee discussions and decisions are confidential until released to the public.

In cases which are not expressly covered in the index methodology, the Index Administrator will make operational adjustments consistent with the intent of the index. Operational adjustments may also take place if, in the opinion of the Index Administrator, it is desirable to do so to maintain a fair and orderly market in derivatives on the index and/or is in the best interests of the investors in products based on the index and/or the proper functioning of the markets.

The governance committee reviews all modifications to the index methodology and index constituent changes. The index methodology may be supplemented, amended in whole or in part, revised or withdrawn at any time. Supplements, amendments, revisions and withdrawals of the index methodology may also lead to changes in the way the index is compiled or calculated or affect the index in another way.

Corporate events with respect index constituents of the Equity Indices

General: Each Equity Index may be adjusted in order to maintain the continuity of the index level and the composition. The Index Administrator will make adjustments consistent with the intent that the index continues to reflect as closely as possible the economic intent of the related index.

Adjustments take place after events that occur with index constituents in order to mitigate or eliminate the effect of that event on the index level.

Removal of constituents: Any company removed from an index as a result of a corporate action such as a merger, acquisition, spin-off, delisting or bankruptcy reduces total number of index constituents by one every time a company is removed. In certain circumstances, the Index Administrator may decide to add another company into the index as a result of the pending removal of a current index constituent. This action would typically only be a result of a certain type of corporate action, such as an acquisition where part of the merger proceeds is paid in the stock of another company (or in the case of the Subindex, the stock of another current constituent).

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If a company is removed from an index, the divisor will be adjusted to maintain the index level.

Mergers and Acquisitions:

Merger or acquisition between current index constituents: In the event a merger or acquisition occurs between current index constituents, the acquired current index constituent is deleted and its index market capitalization moves to the acquiring current index constituent, according to the merger terms and depending on the portion of proceeds paid in the stock of the acquirer. In the case of the Subindex, its index market capitalization may move to the acquiring current index constituent, according to the merger terms and depending on the portion of proceeds paid in the stock of the acquirer.

Merger or acquisition between a current index constituent and a non-member: A non-member is defined as a company that is not a current index constituent of an index. A merger or acquisition between a current index constituent and one non-member can take two forms:

•	The acquirer is a current index constituent and the acquired company is not. The acquiring current index constituent shares will be adjusted at the next rebalance based upon its relative market capitalization, as is normal procedure.
•	The acquiring company is a non-member, but the acquired company is a current index constituent. The acquired current index constituent is removed from the Index and the acquiring company may be considered for inclusion at the next rebalance. In the case of the Large Cap Index, in certain situations, the Index Administrator may choose to add in the acquiring company should it meet general eligibility requirements. These actions would be announced at least three trading days ahead of effectiveness.

Suspensions and company distress: Immediately upon an index constituent filing for bankruptcy, the Index Administrator will remove the stock from the index effective for the next trading day. If the stock is trading on an over-the- counter (OTC) market, the last trade or price on that market is utilized as the deletion price on that day. If the stock does not trade on the relevant exchange between the bankruptcy announcement and the next rebalance effective date, the stock may be deleted from the index in that rebalance with a presumed market value of $0.00.

Split-up/spin-off: The closing price of the index constituent is adjusted by the value of the spin-off, and the shares of the index constituent will be adjusted to maintain its existing weighting in the index. The divisor will be adjusted to account for any changes in the overall index market capitalization.

Spun-off companies will not be added into an index at the time of the event. However, in the case of the Large Cap Index, the Index Administrator reserves the right to be able to add spun-off companies into the index, provided they meet general universe requirements. If a spun-off company is added to the Large Cap Index, there will be no adjustment made to the shares of the parent company.

Dividends: Each index will be adjusted for dividends that are special in nature, typically through a price adjustment and corresponding share increase to maintain the constituent’s existing weighting in the Index. The divisor will be adjusted to account for any changes in the overall index market capitalization.

To decide whether a dividend should be considered a special dividend the Index Administrator will use the following criteria:

•	the declaration of a company of a dividend additional to those dividends declared as part of the company’s normal results and dividend reporting cycle; merely an adjustment to the timing of the declaration of a company's expected dividend would not be considered as a special dividend circumstance; or
•	the identification of an element of a dividend paid in line with a company’s normal results and dividend reporting cycle as an element that is unambiguously additional to the company’s normal payment.

For the purpose of clarification, the Index Administrator will not make adjustment for the following situations (aside from the adjustment of the divisor to capitalize dividends for the total return computation):

•	Payment of ordinary dividends, irrespective of how they are financed;
•	Issue of redeemable shares or any other entitlement in lieu of an ordinary dividend; or
•	Unexpected increase or decrease, resumption or cessation, or change in frequency to an ordinary dividend.
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Rights issues and other rights: In the event of a rights issue, the prior closing price is adjusted for the value of the right before the open on the ex-date, and the quantity of shares is increased to maintain the index constituent’s existing weighting within an index. The adjustment assumes that the rights issue is fully subscribed. The amount of the price adjustment is determined from the terms of the rights issue, including the subscription price, and the price of the underlying security. The

Index Administrator shall only enact adjustments if the rights represent a positive value, or are in-the-money, or alternatively, represent or can be converted into a tangible cash value.

Bonus issues, stock splits and reverse stock splits: For bonus issues, stock splits and reverse stock splits, the number of shares included in an Index will be adjusted in accordance with the ratio given in the corporate action. Since the event won’t change the value of the index constituent, the divisor will remain constant.

Changes in number of shares: Changes in the number of shares outstanding, typically due to share repurchases, tenders, or offerings, will not be reflected in the Indices.

Index Divisor

Each of the Large Cap Index, the Subindex and the Zebra Edge™ Index incorporates a variable “index divisor.” The index divisor is a number computed by the Index Administrator that is designed to maintain the continuity of the index’s value so that corporate actions, rebalancings and the like do not artificially increase or decrease the level of the index.

•	In the event of index component or share quantity changes to the index components, rights offerings, re-capitalization, or other corporate actions affecting a component stock of the index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of non-market forces.
•	If an index constituent is removed from the index, the index divisor will be adjusted to maintain the index level.
•	If an index constituent undergoes a spin-off or a special divided occurs, the index divisor will be adjusted to account for any changes in the overall index market capitalization.
•	In the case of total return indices, index divisor is adjusted on the morning of each index constituent’s ex-date to take into account the reinvestment of the related dividend.

The Treasury Futures Indices have a fixed index divisor of 1,000,000.

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Changes to Indices; Announcement policy

Changes to each index methodology will be announced by an index announcement which will be distributed via nyse.com/market-data/indices. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index.

Additions and removals of index constituents will be generally occur on rebalancing dates and announced before the addition or removal.

In general a period of at least two months (or three months in the case of the Treasury Futures Indexes) must pass between the date a proposed change in an index methodology is published and the date it goes into effect.

The new composition of the index, including the companies to be a part of the index and their corresponding index shares, will be announced at least three trading days before the effective date on nyse.com/market-data/indices. As set forth above, information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the index.

Disclaimers

The NYSE® Zebra EdgeTM Index is a composite index developed by NYSE Group, Inc. (together with its subsidiaries and affiliates, “NYSE”) based in part on the NYSE® Zebra EdgeTM U.S. Equity Index (together with the NYSE® Zebra EdgeTM Index, the “NYSE® Zebra EdgeTM Indices” and together with the Treasury Futures Indices, the Large Cap Index and the Subindex, the “Indices”).

The marks NYSE®, NYSE Arca® are registered trademarks of NYSE, Intercontinental Exchange, Inc. (“ICE”) or their affiliates. The marks Zebra® and Zebra EdgeTM are trademarks of Zebra Capital Management, LLC, may not be used without prior authorization from Zebra Capital Management, LLC, and are being utilized by NYSE under license and agreement.

ICE owns all intellectual and other property rights to the Indices, including the composition and the calculation of each Indice, excluding the methodology formulas for the Subindex. Zebra Capital Management, LLC owns all intellectual and other property rights to the methodology and formula for the Subindex, which are being used by NYSE under license from Zebra Capital Management, LLC (together with its subsidiaries and affiliates, “Zebra”).

The Index has been licensed by NYSE to UBS AG (“UBS”). The Notes (the “Product”) are not sponsored, operated, endorsed, recommended, sold or promoted by Zebra, NYSE or ICE Data Indices, LLC (“IDI”). Neither Zebra, NYSE nor IDI makes any representation or gives any warranty, express or implied, regarding the advisability or possible benefits of purchasing the Product or any other financial product. Investors should undertake their own due diligence and seek appropriate professional advice before purchasing any financial product, including the Product.

The Indices and other information disseminated by NYSE are for informational purposes only, are provided on an “as is” basis, and are not intended for trading purposes. Neither Zebra, NYSE nor IDI makes any warranty, express or implied, as to, without limitation, (i) the correctness, accuracy, reliability or other characteristics of the Indices, (ii) the results to be obtained by any person or entity from the use of the Indices for any purpose, or (iii) relating to the use of the Indices and other information covered by the Product, including, but not limited to, express or implied warranties of merchantability, fitness for a particular purpose or use, title or non-infringement. NYSE does not warrant that the Indices will be uninterrupted and is under no obligation to continue compiling, calculating, maintaining or sponsoring any of the Indices.

The Indices (including the methodology(ies) and formula(s) therefor) has been designed and is compiled, calculated, maintained and sponsored without regard to any financial products that reference the Index (including the Product), any licensee, sub-licensor or sub-licensee of any Indice, any client or any other person. Zebra, NYSE and IDI may independently issue and/or sponsor other indices and products that are similar to and/or may compete with the Index and the Product. Zebra, NYSE and IDI may also transact in assets referenced in the Indices (or in financial instruments such as derivatives that reference those assets), including those which could have a positive or negative effect on the value of an Index and the Product.

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None of Zebra, NYSE, IDI or UBS shall bear any responsibility or liability, whether for negligence or otherwise, with respect to (i) any inaccuracies, omissions, mistakes or errors in the methodology(ies) or formula(s) for, or computation of, the Indices (and shall not be obligated to advise any person of and/or to correct any such inaccuracies, omissions, mistakes or errors), (ii) the use of and/or reference to the Indices by Zebra, NYSE, IDI, UBS or any other person in connection with any financial product or otherwise, or (iii) any economic or other loss which may be directly or indirectly sustained by any client or other person dealing with any such financial product or otherwise. Any client or other person dealing with such financial products does so, therefore, in full knowledge of this disclaimer and can place no reliance whatsoever on Zebra, NYSE, IDI or UBS nor bring claims, actions or legal proceedings in any manner whatsoever against any of them.

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Annex A

EXHIBIT A

DECAY FACTORS

The below chart sets forth the decay factors applied to the daily turnover for each indicated trading day:

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the Market-Linked Securities product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Notes at Maturity	9
Information About the Underlying Asset	10
What are the Tax Consequences of the Notes?	12
Market Disruption Events; Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation	14
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	16
Annex A: Additional Information About the Underlying Asset

Product Supplement

Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-3
Risk Factors	PS-9
General Terms of the Securities	PS-28
Payment at Maturity for the Securities	PS-29
Market Disruption Events	PS-30
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-39
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-43
Use of Proceeds and Hedging	PS-51
Material U.S. Federal Income Tax Consequences	PS-52
Certain ERISA Considerations	PS-74
Supplemental Plan of Distribution (Conflict of Interest)	PS-75

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Index-Linked Notes due on or about April 6, 2020

Preliminary Pricing Supplement dated March 28, 2018

(To Product Supplement dated March 28, 2018

and Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Securities LLC